Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

DEL FRISCO’S RESTAURANT GROUP, INC.

(a Delaware corporation)

ARTICLE I

NAME

The name of the corporation is Del Frisco’s Restaurant Group, Inc. (the “Corporation”).

ARTICLE II

AGENT

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

STOCK

Section 4.1 Authorized Stock. The aggregate number of shares which the Corporation shall have authority to issue is 200,000,000, of which 190,000,000 shall be designated as Common Stock, par value $0.001 per share (the “Common Stock”), and 10,000,000 shall be designated as Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

Section 4.2 Common Stock.

(a) Voting. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(b) Dividends. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends out of any funds of the Corporation legally available therefor when, as and if declared by the Board of Directors.

(c) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Section 4.3 Preferred Stock. Subject to limitations prescribed by law and the provisions of this Article IV, the Board of Directors is hereby authorized to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(i) the number of shares constituting such series, including any increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding), and the distinctive designation of such series;

(ii) the dividend rate on the shares of such series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

(iii) whether the shares of such series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) whether the shares of such series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) whether or not the shares of such series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi) whether a sinking fund shall be provided for the redemption or purchase of shares of such series, and, if so, the terms and the amount of such sinking fund;

(vii) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series; and

(viii) any other relative rights, preferences and limitations of such series.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock to elect additional directors in certain circumstances, the Board of Directors shall consist of not fewer than three nor more than 13 directors, the exact number to be determined from time to time by resolution adopted by affirmative vote of a majority of such directors then in office.

Section 5.2 Classification.

(a) The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Section 5.2; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Section 5.2; and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Section 5.2. Commencing with the first annual meeting of stockholders following the effectiveness of this Section 5.2, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible.

(b) Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors; provided, however, that so long as Lone Star Fund V (U.S.), L.P., a Delaware limited partnership, and its Affiliates (as defined in Section 11.5) (collectively, the “Lone Star Entities”) beneficially own, in the aggregate, at least 25% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any such newly created directorships or vacancies shall, unless otherwise provided by law, be filled solely by the affirmative vote of holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c) Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof, (i) prior to the date on which the Lone Star Entities cease to beneficially own, in the aggregate, a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any director, or the entire Board of Directors, may be removed from office, with or without cause upon the affirmative vote of holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (ii) on and after the date on which the Lone Star Entities cease to beneficially own, in the aggregate, a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any director, or the entire Board of Directors, may be removed from office, only for cause and only upon the affirmative vote of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(d) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 5.3 Powers. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

Section 5.4 Election.

(a) Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

(b) Notice. Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE VI

STOCKHOLDER ACTION

Prior to the date on which the Lone Star Entities cease to beneficially own, in the aggregate, a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On and after the date on which the Lone Star Entities cease to beneficially own, in the aggregate, a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS

A special meeting of the stockholders of the Corporation may be called at any time only by the Board of Directors, or by the Chairman of the Board of Directors or the Chief Executive Officer with the concurrence of a majority of the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

ARTICLE VIII

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE IX

AMENDMENT

Section 9.1 Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation;

provided, however, that in addition to any requirements of law and any other provision of this Certificate of Incorporation, and notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 66 2/3% in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, any provision of this Certificate of Incorporation.

Section 9.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. In addition to any requirements of law and any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding any other provision of this Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 66 2/3% in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to amend or repeal, or adopt any provision inconsistent with, any Bylaw of the Corporation.

ARTICLE X

LIABILITY OF DIRECTORS

Section 10.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 10.2 Transactions Involving the Lone Star Entities. Any Affiliate of the Lone Star Entities who serves as a director or officer of the Corporation shall be deemed to have fully satisfied and fulfilled his or her fiduciary duties to the Corporation and its stockholders with respect to any contract or transaction between the Corporation or any of its subsidiaries, on the one hand, and one or more Lone Star Entities, on the other hand, if: (a) the material facts as to such Affiliate’s and the Lone Star Entities’ relationship to or interest in such contract or transaction are disclosed or are known to the Board of Directors or a committee thereof consisting solely of disinterested directors of the Corporation, and the Board of Directors or such committee in good faith authorizes such contract or transaction by (i) in the case of the Board of Directors, the affirmative vote of a majority of the disinterested directors on the Board of Directors, even though less than a quorum of the Board of Directors, or (ii) in the case of such committee, the affirmative vote of a majority of the members of such committee; (b) the material facts as to such Affiliate’s and the Lone Star Entities’ relationship to or interest in such contract or transaction are disclosed or are known to the stockholders of the Corporation entitled to vote thereon, and such contract or transaction is specifically approved in good faith by vote of the stockholders (excluding the Lone Star Entities and any stockholder that has a material financial interest in the contract or transaction); or (c) such contract or transaction is fair as to the Corporation as of the time it enters into such contract or transaction.

Section 10.3 Amendment or Repeal. Any amendment, alteration or repeal of this Article X that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE XI

COMPETITION AND CORPORATE OPPORTUNITIES

Section 11.1 General. In recognition and anticipation that (a) certain directors, principals, officers, employees and/or other representatives of the Lone Star Entities may serve as directors or officers of the Corporation, (b) the Lone Star Entities and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Lone Star Entities, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 11.2 No Duty to Refrain, Communicate or Offer. None of (a) any Lone Star Entity or any of its Affiliates or (b) any Non-Employee Director or his or her Affiliates (the Persons (as defined below) identified in (a) and (b) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (i) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Corporation, and, to the fullest extent permitted by the DGCL, no Identified Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 11.3. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself or himself, or offers or directs such corporate opportunity to another Person.

Section 11.3 Corporate Opportunities Offered in Capacity as a Director of the Corporation. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such Person solely in his or her capacity as a director of the Corporation and the provisions of Section 11.2 shall not apply to any such corporate opportunity.

Section 11.4 Opportunities Not Deemed Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not permitted to undertake under the terms of Article III or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 11.5 Definitions. For purposes of this Certificate of Incorporation, (a) “Affiliate” shall mean (i) in respect of a Lone Star Entity, any Person that, (A) is directly or indirectly, controlled by such Lone Star Entity, controls such Lone Star Entity or is under common control with such Lone Star Entity or (B) is a principal, member, director, manager, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (ii) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (iii) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation, and (b) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Section 11.6 Notice and Consent. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of Article X and this Article XI.

ARTICLE XII

FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation, or (iv) any other action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII

INCORPORATOR

The name and mailing address of the incorporator are as follows:

Thomas J. Pennison, Jr.

930 S. Kimball Ave., Suite 100

Southlake, TX 76092

ARTICLE XIV

EFFECTIVE TIME

This Certificate of Incorporation shall become effective as of 5:00 a.m. Eastern Daylight Time on July 26, 2012.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed and that the facts stated herein are true.

Dated:                     , 2012

By:
Name: Title:

9